Exhibit 99.1

NGL Energy Partners LP Announces Closing of Investment from funds managed by Oaktree Capital Management, L.P. Upsized from $200 million to $240 million

Class A Convertible Preferred Units Upsized to $240 million

TULSA, Okla. —(BUSINESS WIRE) — June 27, 2016 — NGL Energy Partners LP (NYSE: NGL) (“the Partnership” or “NGL”) today announced that on June 24, 2016, it completed its private placement of 10.75% Class A Convertible Preferred Units with funds managed by Oaktree Capital Management L.P. (“Oaktree”), including a vehicle funded by Partners Group, a global private markets investment manager, on behalf of its clients.

On April 21, 2016, the Partnership entered into an agreement to issue $200 million of 10.75% Class A Convertible Preferred Units (“Preferred Units”) to Oaktree.  On June 23, 2016, the Partnership and Oaktree amended the purchase agreement increasing the aggregate amount of the private placement from $200 million to $240 million.  NGL expects to use the net proceeds from the issuance of the Preferred Units and warrants to repay borrowings outstanding on its revolving credit facility, which may be re-borrowed in the future to fund capital expenditures and for other general partnership purposes. The Partnership and Oaktree have also formed a strategic relationship to pursue future opportunities within the Partnership’s current business segments.

Advisors

In connection with the sale of the Preferred Units, RBC Capital Markets, UBS Investment Bank and Deutsche Bank Securities acted as placement agents and financial advisors to NGL and Andrews Kurth LLP acted as legal counsel to NGL. Barclays acted as financial advisor to Oaktree and Vinson & Elkins acted as legal counsel to Oaktree.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: crude oil logistics, water solutions, liquids, retail propane and refined products and renewables. For more information visit NGL’s website at www.nglenergypartners.com.

About Oaktree Capital

Oaktree Capital Group, LLC (NYSE: OAK) is a leader among global investment managers specializing in alternative investments, with $97 billion in assets under management as of December 31, 2015. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 17 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

About Partners Group

Partners Group is a global private markets investment management firm with over USD 50 billion in investment programs under management in private equity, private real estate, private infrastructure and private debt. The firm manages a broad range of customized portfolios for an international clientele of institutional investors. Partners Group is headquartered in Zug, Switzerland, and has offices in San Francisco, Denver, Houston, New York, São Paulo, London, Guernsey, Paris, Luxembourg, Milan, Munich, Dubai, Mumbai, Singapore, Shanghai, Seoul, Tokyo and Sydney. The firm employs over 800 people and is listed on the SIX Swiss Exchange (symbol: PGHN) with a major ownership by its partners and employees.  www.partnersgroup.com

The securities described in this press release have been offered and sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended.  The securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes its expectations as reflected in the forward-looking statements are reasonable, NGL can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.